CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 369 to Registration Statement No. 33-26305 on Form N-1A of our report dated March 25, 2014, relating to the financial statements and financial highlights of BlackRock Real Estate Securities Fund, a series of BlackRock Funds, appearing in the Annual Report on Form N-CSR of BlackRock Funds for the year ended January 31, 2014, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

May 27, 2014